Exhibit 99.1

For Immediate Release

For information contact:
Yvonne Donaldson	Bob Joyce
BindView Corporation	Financial Dynamics
1-713-561-4023	1‑617‑747‑3620
yvonne.donaldson@bindview.com	bjoyce@fd‑us.com

BindView Provides Updated Fourth-Quarter 2004
and Preliminary First-Half 2005 Estimates

HOUSTON — Jan. 11, 2005 — BindView Corporation (NASDAQ:BVEW), a leading provider of policy compliance, vulnerability management and directory administration solutions, announced today estimated revenues for the fourth quarter ended Dec. 31, 2004, are expected to exceed $22.5 million, but will be below previously announced revenue expectations of $24 million to $29 million. The lower-than-expected performance resulted from the Company closing only one seven-figure transaction in the quarter, while its previously announced revenue estimates anticipated closing at least two such transactions.

The Company also expects net income for the fourth quarter of approximately $0.8 million ($0.02 per share), which includes special charges of approximately $2.4 million. These special charges consist of $1.2 million related to the special investigation and employee severance of approximately $0.4 million, both for the Latin America operation, and $0.8 million for the development of video-based training materials.

“While we are disappointed that we did not meet our expectations for the fourth quarter, the underlying fundamentals of our business remain strong, and we made substantial progress advancing most of the seven-figure opportunities through the sales process,” said BindView President and Chief Operating Officer Arshad Matin. “Based on vendor-of-choice commitments from customers and prospects, we are confident in our ability to convert three or more seven-figure opportunities during the first half of 2005, as well as others during the second half of the year that were added to the pipeline in Q4. We have also made changes to improve our ability to more accurately forecast the probability and timing of large transactions, including executive involvement throughout the sales process.”

The Company will hold a conference call at 8:00 A.M. CST on Wednesday, Jan. 12, before the stock market opens to provide additional comments. The call will be led by BindView President and Chief Operating Officer Arshad Matin.

Date/Time:	Jan. 12, 2005 — 8:00 A.M. CST

Dial-In Numbers:	1-800-310-6649; Code 361491 (for domestic callers)
1-719-457-2693; Code 361491 (for international callers)

Replay Numbers:	1-888-203-1112; Code 361491 (for domestic callers)
1-719-457-0820; Code 361491 (for international callers)
Available at 11:00 A.M. CST, Jan. 12, through Feb. 12, 2005

A live webcast will be provided on the BindView Web site at http://www.bindview.com/About/IR/Calls.cfm. Additional investor information can be accessed on the BindView Web site or by contacting Investor Relations at 713-561-3000.

Preliminary First-Half 2005 Estimates
The Company expects revenues for the first half of 2005 to range between $35 million and $38 million, and net results to range between a net loss of $0.04 million to net income of $1.8 million. The Company will include quarterly and full-year 2005 revenue and net income estimates on Feb. 8, 2005, when it releases final results for 2004.

Scheduled Fourth-Quarter 2004 Conference Call
The Company plans to release its fourth-quarter and year-end 2004 results after the stock market closes on Tuesday, Feb. 8, 2005, at 4:00 P.M. CST. The call will be led by BindView Chairman and CEO Eric J. Pulaski.

Date/Time:	Feb. 8, 2005 — 4:00 CST

Dial-In Numbers:	1-800-475-3716; Code 614442 (for domestic callers)
1-719-457-2728; Code 614442 (for international callers)

Replay Numbers:	1‑888‑203‑1112; Code 614442 (for domestic callers)
1‑719‑457‑0820; Code 614442 (for international callers)
Available at 7:00 p.m. CST, Feb. 8, through Mar. 8, 2005

About BindView

     BindView Corporation is a leading provider of proactive business policy, IT security and directory management software worldwide. BindView solutions and services enable customers to centralize and automate policy compliance, vulnerability assessment and directory administration across the entire organization. With BindView insight at work™, customers benefit from reduced risk and improved operational efficiencies with a verifiable return on investment. More than 20 million licenses have shipped to 5,000 companies worldwide, spanning all major business segments and the public sector. Contact BindView via e-mail at info@bindview.com or visit BindView’s website at http://www.bindview.com. BindView can also be reached at 1‑800‑749‑8439 or at 1‑713‑561‑4000.

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Statements in this news release not based on historical fact are “forward-looking” statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as the risk factors and other matters described from time to time in BindView’s Form 10‑K filings, Form 10‑Q filings, and other periodic filings with the Securities and Exchange Commission, including without limitation the time required for large transactions to close and the general willingness of customers to make investments in information technology.